Bunge Reports Third Quarter 2017 Results

White Plains, NY - November 1, 2017 - Bunge Limited (NYSE:BG)

•	Q3 GAAP EPS of $0.59 vs. $0.79 last year, $0.75 vs $0.73 on an adjusted basis

•	Agribusiness improved sequentially and year-over-year, despite a challenging environment

•	Edible Oils had a solid quarter driven by higher volumes and margins in most regions

•	Sugar & Bioenergy impacted by lower than expected Brazilian ethanol prices

•	Competitiveness Program progressing on track; industrial savings on plan

•	Announced Loders acquisition, significantly accelerating growth of value-added Oils

•	Expect sequential improvement in Q4 that continues into 2018

➢	Financial Highlights

	Quarter Ended		Nine Months Ended
US$ in millions, except per share data	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Net income (loss) attributable to Bunge	$92	$118	$220	$474
Net income (loss) per common share from continuing operations-diluted	$0.59	$0.79	$1.38	$3.24

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.75	$0.73	$1.28	$2.98

Total Segment EBIT (a)	$175	$213	$381	$740
Certain gains & (charges) (b)	$(29)	$14	$(41)	$2

Total Segment EBIT, adjusted (a)	$204	$199	$422	$738
Agribusiness (c)	$127	$83	$254	$545
Oilseeds	$88	$79	$182	$273
Grains	$39	$4	$72	$272
Food & Ingredients (d)	$64	$72	$153	$159
Sugar & Bioenergy	$8	$35	$11	$21
Fertilizer	$5	$9	$4	$13

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 10 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

➢	Overview

Soren Schroder, Bunge’s Chief Executive Officer, commented, “Our earnings improved sequentially and year-over-year, although they continued to be impacted by market and industry headwinds. As a result, we are reducing our earnings guidance for the year in Agribusiness and Sugar & Bioenergy. At the same time, we are making good progress towards our strategic objectives of creating a more balanced business, managing those aspects of our operations that we can control and taking proactive steps to ensure we remain agile in responding to changing market conditions.”

He continued: “Consistent with our strategy, in September we announced the acquisition of Loders Croklaan, which is expected to close in the first half of next year. This transaction will accelerate our growth in higher margin value-added products and it gives us an unmatched global footprint with best-in-class innovation capabilities. In addition, I am pleased with our progress to date in reducing costs and increasing efficiencies. In the quarter we achieved $30 million of industrial cost savings bringing our year-to-date savings to $73 million against our full year target of $100 million. We also expect to meet or exceed the $15 million 2017 target set out in our Competitiveness Program, which is expected to reduce overhead costs by $250 million by the end of 2019.”

He added, “Looking ahead, there are some bright spots in the market. Global soy crush margins are off their lows as utilization rates have been adjusting to balance the oversupply of meal, and we have entered the Northern Hemisphere crop season where U.S. crush margins are currently strong. In Food & Ingredients, we continue to grow value-added sales and are very encouraged by the traction we have made with key accounts, particularly in Edible Oils. In Milling, our volumes in Mexico are improving and the smaller wheat crops in Brazil and Argentina should give us an advantage with our integrated footprint. These recent developments, and our disciplined focus on managing our business, are expected to lead to improved results in the fourth quarter and will provide good momentum as we enter 2018.”

➢	Third Quarter Results

Agribusiness

While both Grains and Oilseeds results were higher than last year, overall margins remained weak, reflecting excess global supplies, spot global customers and pressure on farmer margins.

In Grains, higher origination results were driven by improvements in Brazil and Argentina, which benefited from a spike in farmer selling in July as local prices increased on weather concerns in the U.S. and the devaluation of the real and peso.  Brazil also benefited from strong safrinha corn exports. Origination results declined in the U.S., due to reduced exports driven by the higher volume out of South America and temporarily higher logistics costs due to weather. Risk management strategies were effective; however, margins in global grain trading & distribution remained weak due to competitive pressures and limited dislocation opportunities.

In Oilseeds, overall global structural crush margins were compressed during the quarter, reflecting farmer retention and excess meal supply. Compared to last year, soy processing results improved, driven by higher results in the U.S., Brazil and China, all of which benefited from higher volumes and effective risk management.

Partially offsetting these improvements were lower soy crush results in Argentina and Europe. Softseed processing results were lower than last year primarily due to lower margins in Europe from higher seed prices. Margins in Canada were comparable to last year as farmers held on to their seeds ahead of a record harvest. Oilseed trading & distribution performed better than last year, reflecting increased volumes and higher margins from effective risk management. Increased Oilseed volumes were primarily driven by soy crush in the U.S., Brazil and our recently acquired plants in Europe, as well as our trading & distribution operations.

Edible Oil Products

Results improved in most regions, driven by higher margins and lower costs. In North America, lower costs and higher margins in Canada more than offset softer U.S. refining margins. In Brazil, higher margins and lower SG&A costs more than offset decreased volume, as consumer demand remained soft, but showed some signs of improvement. Better results in Asia were driven by improved performance in both China and India with increased sales of higher value products. Western Europe performed better than in the prior year, including acquisitions, but this was offset by weak retail sales in Eastern Europe. Increased segment SG&A reflected recent acquisitions.

Milling Products

The decline in segment results was due to our Brazilian business, where volumes and margins were negatively impacted by consumers trading down on value and where the small bakery channel continued to suffer a year-over-year reduction in demand. Also impacting results in Brazil was aggressive pricing by small mills, which increased production in response to the above average Brazilian wheat crop. In Mexico, higher earnings reflected lower costs and a slight increase in volume from sales to new customers. This was the second straight quarter of volume growth in Mexico, which has returned to 2016 run rate levels. In the U.S., corn milling benefited from both higher volumes and margins.

Sugar & Bioenergy

Results were lower in sugarcane milling, primarily due to lower ethanol prices and higher industrial costs, which more than offset higher sucrose content in the cane. While Brazilian ethanol prices increased in the quarter, they remained below levels seen last year. We remain committed to reducing exposure to sugarcane milling and are in the final stages of completing its financial separation. We continue to explore all options to maximize shareholder value, while improving operations through cost and productivity initiatives. The business is performing well despite the challenging price environment.

Trading & distribution results in the quarter were negative, driven by weak distribution margins and a lack of market volatility. As a result of the very competitive environment, we are in the process of restructuring the business.  Results in the quarter were also impacted by a $3 million loss from our renewable oils joint venture.

Fertilizer

Despite lower costs, earnings decreased in the quarter due to lower margins in our Argentine fertilizer business as a result of structural challenges of our locally produced nitrogen products competing with lower-priced international imports.

Competitiveness Program

The Competitiveness Program was announced in July 2017. The program is expected to rationalize Bunge’s cost structure and reengineer the way we operate, reducing overhead costs by approximately $250 million once fully implemented by the end of 2019. The company will achieve these cost savings by adopting a zero-based budgeting process that will target costs in specific budget categories, simplifying its organizational structure, streamlining processes and consolidating back office functions globally to improve efficiency and scalability.

The company is on track to meet or exceed its 2017 savings target of $15 million and has incurred $13 million of severance and program-related costs through the end of third quarter.

Cash Flow

Cash used for operations in the nine months ended September 30, 2017 was $302 million compared to cash generated of $635 million in the same period last year. The year-over-year variance primarily reflects negative changes in working capital and lower earnings. Trailing four-quarter adjusted funds from operations was $1.2 billion as of the quarter ended September 30, 2017.

Income Taxes

Excluding approximately $49 million of notable tax benefits, the effective tax rate for the nine months ended September 30, 2017 was approximately 22%.

➢	Outlook

Overall, we expect sequential earnings improvement in the fourth quarter, which will provide positive momentum as we enter 2018. Agribusiness should benefit with the shift to Northern Hemisphere harvests where the large U.S. soy crop is supporting strong domestic crush margins and export flows. However, global oilseed crush and distribution margins continue to track below earlier expectations, and as a result, we are reducing our full-year 2017 EBIT range to $425 million to $500 million.

In Food & Ingredients, we continue to expect full-year 2017 EBIT of $210 million to $230 million driven by a strong year-over-year improvement in Edible Oils.

Sugar & Bioenergy is expected to show strong sequential improvement as the fourth quarter is typically the strongest quarter, as Brazilian ethanol inventories normally tighten during this period. However, we are reducing our full-year EBIT range to $45 million to $55 million, reflecting lower third-quarter results, lower-than-expected Brazilian ethanol prices and reduced activity in trading & distribution.

In Fertilizer, we continue to expect full-year 2017 EBIT of approximately $25 million. The fourth quarter is typically the strongest quarter, as Argentine farmers purchase crop inputs for planting.

Expectations for the full-year 2017 tax rate, excluding notables, remains 18% to 22%, reflecting forecasted earnings mix.

Looking ahead to 2018, we will continue to focus on the factors in our business that can be controlled. Savings from the Competitiveness Program are expected to total $100 million with an additional $80 million of savings from industrial initiatives. Demand for soy crush continues to grow, and after a difficult 2017 in South America, we expect the industry to approach harvests in 2018 with increased flexibility. Expected growth in our Food & Ingredients business will continue to improve the balance of our business. In Sugar & Bioenergy, where our milling business has performed well, we expect continued efficiency improvements in our agricultural operations and the restructuring of our global sugar trading & distribution business to position the segment for an improved year, assuming normal weather patterns.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, November 1, 2017 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383.  If you are located outside the United States or Canada, dial (412) 902-6506.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 8162299.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website.  Select “Q3 2017 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on November 1, 2017, continuing through December 1, 2017.  To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations.  When prompted, enter confirmation code 10112670.  A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	About Bunge Limited

Bunge Limited (www.bunge.com), NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

➢	Additional Financial Information

The following tables provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters and nine months ended September 30, 2017 and 2016.

(US$ in millions, except per share data)	Net Income (loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (6)
Quarter Ended September 30,	2017	2016	2017	2016	2017	2016
Continuing operations:
Agribusiness: (1)	$(19)	$—	$(0.14)	$—	$(24)	$—
Global Competitiveness Program	(4)	—	(0.03)	—	(7)	—
Impairment charges	(15)	—	(0.11)	—	(17)	—

Edible Oil Products: (2)	$(3)	$—	$(0.02)	$—	$(4)	$—
Global Competitiveness Program	(2)	—	(0.01)	—	(3)	—
Impairment charges	(1)	—	(0.01)	—	(1)	—

Milling Products: (3)	$(2)	$9	$(0.02)	$0.06	$(3)	$14
Global Competitiveness Program	(2)	—	(0.02)	—	(2)	—
Impairment charges	—	—	—	—	(1)	—
Brazilian wheat import tax contingency	—	9	—	0.06	—	14

Sugar & Bioenergy: (4)	$2	$—	$0.02	$—	$2	$—
Global Competitiveness Program	(1)	—	—	—	(1)	—
Impairment charges	(1)	—	(0.01)	—	(1)	—
Sugar restructuring charges	(4)	—	(0.02)	—	(4)	—
Indirect tax credits	8	—	0.05	—	8	—

Total	$(22)	$9	$(0.16)	$0.06	$(29)	$14

(US$ in millions, except per share data)	Net Income (loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (6)
Nine Months Ended September 30,	2017	2016	2017	2016	2017	2016
Continuing operations:
Agribusiness: (1)	$(19)	$(8)	$(0.14)	$(0.05)	$(24)	$(12)
Global Competitiveness Program	(4)	—	(0.03)	—	(7)	—
Impairment charges	(15)	(8)	(0.11)	(0.05)	(17)	(12)

Edible Oil Products: (2)	$(3)	$—	$(0.02)	$—	$(4)	$—
Global Competitiveness Program	(2)	—	(0.01)	—	(3)	—
Impairment charges	(1)	—	(0.01)	—	(1)	—

Milling Products: (3)	$(2)	$9	$(0.02)	$0.06	$(3)	$14
Global Competitiveness Program	(2)	—	(0.02)	—	(2)	—
Impairment charges	—	—	—	—	(1)	—
Brazilian wheat import tax contingency	—	9	—	0.06	—	14

Sugar & Bioenergy: (4)	$(10)	$—	$(0.07)	$—	$(10)	$—
Global Competitiveness Program	(1)	—	—	—	(1)	—
Impairment charges	(1)	—	(0.01)	—	(1)	—
Sugar restructuring charges	(16)	—	(0.11)	—	(16)	—
Indirect tax credits	8	—	0.05	—	8	—

Income Taxes: (5)	$49	$39	$0.35	$0.25	$—	$—
Income tax benefits (charges)	49	39	0.35	0.25	—	—

Total	$15	$40	$0.10	$0.26	$(41)	$2

Consolidated Earnings Data (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2017	2016	2017	2016
Net sales	$11,423	$11,423	$34,189	$30,880
Cost of goods sold	(10,933)	(10,867)	(32,884)	(29,174)
Gross profit	490	556	1,305	1,706
Selling, general and administrative expenses	(340)	(324)	(1,046)	(941)
Foreign exchange gains (losses)	1	(6)	108	9
Other income (expense) – net	25	4	24	(14)
EBIT attributable to noncontrolling interest (a) (7)	(1)	(17)	(10)	(20)
Total Segment EBIT (6)	175	213	381	740
Interest income	9	13	29	37
Interest expense	(64)	(73)	(191)	(189)
Income tax (expense) benefit (5)	(29)	(45)	(2)	(118)
Noncontrolling interest share of interest and tax (a) (7)	1	5	3	12
Income (loss) from continuing operations, net of tax	92	113	220	482
Income (loss) from discontinued operations, net of tax	—	5	—	(8)
Net income (loss) attributable to Bunge (7)	92	118	220	474
Convertible preference share dividends and other obligations	(8)	(2)	(25)	(27)
Net income (loss) available to Bunge common shareholders	$84	$116	$195	$447
Net income (loss) per common share diluted attributable to Bunge common shareholders (8)
Continuing operations	$0.59	$0.79	$1.38	$3.24
Discontinued operations	—	0.04	(0.01)	(0.05)
Net income (loss) per common share - diluted	$0.59	$0.83	$1.37	$3.19
Weighted–average common shares outstanding - diluted	142	140	141	148
(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net loss (income) attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except volumes)	2017	2016	2017	2016
Volumes (in thousands of metric tons):
Agribusiness	37,316	35,079	108,512	101,776
Edible Oil Products	1,945	1,762	5,681	5,106
Milling Products	1,127	1,153	3,300	3,395
Sugar & Bioenergy	2,696	2,304	6,677	6,343
Fertilizer	422	417	830	832

Net sales:
Agribusiness	$7,720	$8,063	$23,837	$21,870
Edible Oil Products	2,027	1,727	5,877	4,958
Milling Products	397	430	1,169	1,243
Sugar & Bioenergy	1,158	1,074	3,052	2,541
Fertilizer	121	129	254	268
Total	$11,423	$11,423	$34,189	$30,880
Gross profit:
Agribusiness	$261	$266	$696	$1,039
Edible Oil Products	125	117	359	316
Milling Products	59	89	155	212
Sugar & Bioenergy	36	67	78	108
Fertilizer	9	17	17	31
Total	$490	$556	$1,305	$1,706
Selling, general and administrative expenses:
Agribusiness	$(187)	$(174)	$(585)	$(511)
Edible Oil Products	(87)	(77)	(258)	(238)
Milling Products	(33)	(36)	(103)	(97)
Sugar & Bioenergy	(31)	(31)	(87)	(80)
Fertilizer	(2)	(6)	(13)	(15)
Total	$(340)	$(324)	$(1,046)	$(941)
Foreign exchange gains (losses):
Agribusiness	$1	$(7)	$93	$13
Edible Oil Products	—	—	4	(2)
Milling Products	—	—	(1)	(5)
Sugar & Bioenergy	1	2	10	5
Fertilizer	(1)	(1)	2	(2)
Total	$1	$(6)	$108	$9
Segment EBIT:
Agribusiness	$103	$83	$230	$533
Edible Oil Products	34	34	98	66
Milling Products	23	52	48	107
Sugar & Bioenergy	10	35	1	21
Fertilizer	5	9	4	13
Total Segment EBIT (6)	$175	$213	$381	$740

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2017	2016
Assets
Cash and cash equivalents	$389	$934
Time deposits under trade structured finance program	—	64
Trade accounts receivable, net	1,867	1,676
Inventories (9)	5,848	4,773
Other current assets	3,881	3,645
Total current assets	11,985	11,092
Property, plant and equipment, net	5,420	5,099
Goodwill and other intangible assets, net	853	709
Investments in affiliates	418	373
Time deposits under trade structured finance program	313	464
Other non-current assets	1,563	1,451
Total assets	$20,552	$19,188
Liabilities and Equity
Short-term debt	$1,021	$257
Current portion of long-term debt	287	938
Letter of credit obligations under trade structured finance program	313	528
Trade accounts payable	3,650	3,485
Other current liabilities	2,197	2,476
Total current liabilities	7,468	7,684
Long-term debt	4,246	3,069
Other non-current liabilities	1,088	1,092
Total liabilities	12,802	11,845
Total equity	7,750	7,343
Total liabilities and equity	$20,552	$19,188

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2017	2016
Operating Activities
Net income (7)	$227	$482
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	26	17
Foreign exchange (gain) loss on net debt	28	115
Depreciation, depletion and amortization	448	402
Deferred income tax	(8)	105
Other, net	49	48
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(200)	28
Inventories	(837)	(487)
Secured advances to suppliers	101	205
Trade accounts payable and accrued liabilities	265	233
Advances on sales	(200)	(157)
Net unrealized gain (loss) on derivative contracts	153	(157)
Margin deposits	(26)	(44)
Other, net	(328)	(155)
Cash provided by (used for) operating activities	(302)	635
Investing Activities
Payments made for capital expenditures	(485)	(488)
Acquisitions of businesses (net of cash acquired)	(369)	—
Settlement of net investment hedges	(23)	(210)
Proceeds from investments	398	584
Payments for investments	(686)	(515)
Payments for investments in affiliates	(77)	(24)
Other, net	8	(14)
Cash provided by (used for) investing activities	(1,234)	(667)
Financing Activities
Net borrowings (repayments) of short-term debt	750	(147)
Net proceeds (repayments) of long-term debt	402	503
Repurchases of common shares	—	(200)
Proceeds from the exercise of options for common shares	58	—
Dividends paid	(207)	(191)
Other, net	(34)	(67)
Cash provided by (used for) financing activities	969	(102)
Effect of exchange rate changes on cash and cash equivalents	22	20
Net increase (decrease) in cash and cash equivalents	(545)	(114)
Cash and cash equivalents, beginning of period	934	411
Cash and cash equivalents, end of period	$389	$297

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2017	2016	2017	2016
Net income (loss) attributable to Bunge	$92	$118	$220	$474
Interest income	(9)	(13)	(29)	(37)
Interest expense	64	73	191	189
Income tax expense (benefit)	29	45	2	118
(Income) loss from discontinued operations, net of tax	—	(5)	—	8
Noncontrolling interest share of interest and tax	(1)	(5)	(3)	(12)
Total Segment EBIT	175	213	381	740
Certain (gains) and charges	29	(14)	41	(2)
Total Segment EBIT, adjusted	$204	$199	$422	$738

➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

(US$ in millions, except per share data)	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income attributable to Bunge	$92	$118	$220	$474
Adjusted for certain gains and charges:
Global Competitiveness Program	9	—	9	—
Impairment charges	17	—	17	8
Sugar restructuring charges	4	—	16	—
Indirect tax credits	(8)	—	(8)	—
Brazilian wheat import tax contingency	—	(9)	—	(9)
Income tax benefits (charges)	—	—	(49)	(39)
Adjusted Net Income attributable to Bunge	114	109	205	434
Discontinued Operations	—	(5)	—	8
Other Redeemable Obligations	—	6	—	(2)
Convertible Preference shares dividends	(8)	(8)	(25)	—
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$106	$102	$180	$440
Weighted-average common shares outstanding - diluted	142	140	141	148
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$0.75	$0.73	$1.28	$2.98

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations)	$0.75	$0.73	$1.28	$2.98
Certain gains & charges (see Additional Financial Information section)	(0.16)	0.06	0.10	0.26
Net income (loss) per common share - continuing operations	0.59	0.79	1.38	3.24
Discontinued operations:	—	0.04	(0.01)	(0.05)
Net income (loss) per common share - diluted	$0.59	$0.83	$1.37	$3.19

➢	Notes

(1) Agribusiness:

EBIT for the third quarter and nine months ended September 30, 2017 includes charges related to the Company’s Global Competitiveness Program of $(7) million [$(4) million for severance and other employee benefit costs and $(3) million for associated third party consulting costs] and $(17) million for impairment charges [$(13) of our palm oil plantation joint venture and $(4) million for impairment of intangible assets related to patents].  Of these amounts, $(11) million was included within Selling, general and administrative expenses.

2016 EBIT charges of $(12) million were related to an impairment charge associated with the remaining unamortized carrying value of certain patents, recorded in the second quarter.  Of this amounts, $(0) million was included within Selling, general and administrative expenses.

(2) Edible Oil Products:

EBIT for the third quarter and nine months ended September 30, 2017 includes charges related to the Company’s Global Competitiveness Program of $(3) million [$(1) million for severance and other employee benefit costs and $(2) million for associated third party consulting costs] and $(1) million for impairment of intangible assets related to patents.  Of these amounts, $(3) million was included within Selling, general and administrative expenses.

(3) Milling Products:

EBIT for the third quarter and nine months ended September 30, 2017 includes charges related to the Company’s Global Competitiveness Program of $(2) million for severance and other employee benefit costs and $(1) million for impairment of intangible assets related to patents.  Of these amounts, $(2) million was included within Selling, general and administrative expenses.

EBIT for the third quarter and nine months ended September 30, 2016 includes gains of $14 million related to a wheat import tax contingency settlement in Brazil.  Of these amounts, $(0) million was included within Selling, general and administrative expenses.

(4) Sugar & Bioenergy:

EBIT for the third quarter and nine months ended September 30, 2017 includes charges related to the Company’s Global Competitiveness Program of $(1) million for associated third party consulting costs and $(1) million for impairment of intangible assets related to patents.  Of these amounts, $(2) million was included within Selling, general and administrative expenses.

2017 charges also include Sugar restructuring charges of which $(4) million and $(16) million, that were recorded in the three and nine months ended September 30, 2017, respectively.   Of these amounts, $(0) million and $(1) million, were included within Selling, general and administrative expenses during the three and nine months ended September 30, 2017, respectively.

EBIT for the third quarter and nine months ended September 30, 2017 also includes gains of $8 million related to indirect tax credits.  Of these amounts, $(0) million was included within Selling, general and administrative expenses.

(5) Income Taxes:

2017 income tax benefits (charges) include a benefit of $32 million for the favorable resolution of an uncertain tax position in Asia recorded in the second quarter. In addition, 2017 income tax benefits (charges) include a benefit of $17 million as a result of a tax election in South America recorded in the second quarter.

2016 income tax benefits (charges) include benefits of $60 million, net of reserves for the change in a tax election for North America recorded in the first quarter and $11 million related to tax credits in Europe recorded in the second quarter, offset by a charge of $(32) million for an uncertain tax position related to Asia recorded in the first quarter.

➢	Notes

Notes to Financial Tables:

(6)          See Definition and Reconciliation of Non-GAAP Measures.

(7)          A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Nine Months Ended September 30,
	2017	2016
Net income (loss) attributable to Bunge	$220	$474
EBIT attributable to noncontrolling interest	10	20
Noncontrolling interest share of interest and tax	(3)	(12)
Net income (loss)	$227	$482

(8)
Approximately 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2017. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and nine months ended September 30, 2017.

Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and nine months ended September 30, 2016. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended September 30, 2016.

(9)
Includes readily marketable inventories of $4,702 million and $3,855 million at September 30, 2017 and December 31, 2016, respectively. Of these amounts, $3,540 million and $2,662 million, respectively, can be attributable to merchandising activities.

(10)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.